As filed with the Securities and Exchange Commission on July 24, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

First American Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	26-1911571
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1 First American Way

Santa Ana, California 92707-5913

(Address of Principal Executive Offices, Zip Code)

First American Financial Corporation 2020 Incentive Compensation Plan

(Full title of the plan)

Lisa W. Cornehl

Senior Vice President, Chief Legal Officer

First American Financial Corporation

1 First American Way

Santa Ana, California 92707-5913

(714) 250-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gina Hancock

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue, Suite 2100

Dallas, Texas 75201-2923

(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by First American Financial Corporation (the “Registrant”) pursuant to General Instruction E to Form S-8, under the Securities Act of 1933, as amended, to register an additional 1,975,000 shares of common stock, par value $0.00001 per share (“Common Stock”), issuable under the First American Financial Corporation 2020 Incentive Compensation Plan, as amended and restated (the “Plan”). At the recommendation of the Registrant’s Board of Directors, the Registrant’s stockholders approved an amendment and restatement of the Plan on May 13, 2025, which increased the number of shares available for issuance under the Plan by 1,975,000 shares of Common Stock.

The information contained in the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission on May 7, 2020 (SEC File No. 333-238062) and October 27, 2023 (SEC File No. 333-275189), together with all exhibits filed therewith or incorporated therein by reference, are hereby incorporated by reference pursuant to General Instruction E to Form S-8, and the shares of Common Stock registered hereunder are in addition to the shares of Common Stock registered on such registration statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Restated Certificate of Incorporation of First American Financial Corporation (incorporated by reference herein to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 16, 2025).

4.2	Bylaws of First American Financial Corporation, amended and restated effective as of November 7, 2023 (incorporated by reference herein to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on November 9, 2023).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1	First American Financial Corporation 2020 Incentive Compensation Plan, as Amended and Restated effective May 13, 2025 (incorporated by reference herein to the Registrant’s Current Report on Form 8-K filed on May 16, 2025).

107.1*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on July 24, 2025.

First American Financial Corporation

By:	/s/ Mark E. Seaton
Name:	Mark E. Seaton
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Lisa W. Cornehl, Marjon E. Ghasemi and Stacy S. Rust and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Mark E. Seaton Mark E. Seaton	Chief Executive Officer and Director (Principal Executive Officer)	July 24, 2025

/s/ Matthew F. Wajner Matthew F. Wajner	Chief Financial Officer (Principal Financial Officer)	July 24, 2025

/s/ Steven A. Adams Steven A. Adams	Chief Accounting Officer (Principal Accounting Officer)	July 24, 2025

/s/ Dennis J. Gilmore Dennis J. Gilmore	Executive Chairman	July 24, 2025

/s/ James L. Doti James L. Doti	Director	July 24, 2025

/s/ Reginald H. Gilyard Reginald H. Gilyard	Director	July 24, 2025

/s/ Parker S. Kennedy Parker S. Kennedy	Director	July 24, 2025

/s/ Margaret M. McCarthy Margaret M. McCarthy	Director	July 24, 2025

/s/ Michael D. McKee Michael D. McKee	Director	July 24, 2025

/s/ Mark C. Oman Mark C. Oman	Director	July 24, 2025

/s/ Marsha A. Spence Marsha A. Spence	Director	July 24, 2025

/s/ Deborah L. Wahl Deborah L. Wahl	Director	July 24, 2025

/s/ Martha B. Wyrsch Martha B. Wyrsch	Director	July 24, 2025

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